Exhibit 99.1

FNBH BANCORP INC

Dear Shareholder,

FNBH Bancorp, Inc. reported net income of $46,000 or $.10 per share for the quarter ended March 31, 2012. This compares to net income of $760 for the immediately preceding quarter and a loss of $223,000 or $.49 per share for first quarter 2011.

At March 31, 2012, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratios were 4.61% and 2.47%, respectively. These ratios are significantly less than the minimum capital requirements imposed by the Bank’s primary regulator. As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency (OCC) require the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.

The Bank’s first quarter 4.17% net interest margin remains strong and we believe above our peer group average. Quarter end on balance sheet liquidity consisted of $30.5 million in cash and cash equivalents and $50.2 million in investment securities. Asset quality continued to improve with an overall $2.9 million decrease in criticized loans during first quarter 2012.

Earlier this month, we announced that we entered into subscription agreements to sell up to $12 million of our common stock and debentures to a number of accredited investors. This is an important step toward restoring the capital of the Bank to a stronger position. However, there are material conditions that must occur before we are able to close on the sale of these securities. These include a condition regarding the continuing existence and terms of the Consent Order issued by the OCC and our receipt of subscription funds from a number of investors. The satisfaction of these conditions is largely out of our control. As a result, it is possible the capital raise will not occur or will occur at an aggregate amount less than $12 million. Assuming the conditions are satisfied, we would expect the transaction to close sometime during the third or fourth quarter of the year.

Even if we are able to raise the entire $12 million as discussed above, this amount would not be sufficient to restore our Bank's capital to the levels required by the OCC as noted above. In light of this, we are continuing to pursue opportunities to raise additional capital for the Bank.

Note: This letter is not an offer to sell any securities or a solicitation of an offer to purchase any securities. The sale of securities pursuant to the subscription agreements noted above was conducted via a private placement to accredited investors only. Investors should not make any investment decision regarding our stock based on the information contained in this letter regarding our efforts to raise capital.

We look forward to and welcome your participation at the Annual Shareholder Meeting to be held at 10:00 a.m. on Thursday, May 24th.

On behalf of the FNBH Bancorp family, we thank you for your investment in the Company and your commitment to community banking. If you have questions, please call me at 517-545-2221. I very much enjoy speaking with shareholders and welcome the opportunity to become better acquainted.

Sincerely,

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$30,266,639	$50,019,432
Short term investments	196,880	196,767
Total cash and cash equivalents	30,463,519	50,216,199
Investment securities:
Investment securities available for sale, at fair value	50,158,423	32,324,872
FHLBI and FRB stock, at cost	779,050	779,050
Total investment securities	50,937,473	33,103,922
Loans held for investment:
Commercial	175,523,179	179,381,378
Consumer	14,307,226	14,673,761
Real estate mortgage	14,230,467	14,789,018
Total loans held for investment	204,060,872	208,844,157
Less allowance for loan losses	(12,001,897)	(12,689,859)
Net loans held for investment	192,058,975	196,154,298
Premises and equipment, net	7,418,996	7,494,151
Other real estate owned, held for sale	3,252,862	3,026,073
Accrued interest and other assets	1,764,498	2,085,181
Total assets	$285,896,323	$292,079,824
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$80,955,705	$83,505,909
NOW	28,713,444	27,723,407
Savings and money market	77,359,647	77,290,916
Time deposits	89,323,929	91,756,139
Brokered certificates of deposit	1,117,688	3,376,559
Total deposits	277,470,413	283,652,930
Other borrowings	80,000	59,813
Accrued interest, taxes, and other liabilities	1,724,577	1,757,766
Total liabilities	279,274,990	285,470,509
Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding	-	-
Common stock, no par value. Authorized 7,000,000 shares at March 31, 2012 and December 31, 2011; 454,327 shares issued and outstanding at March 31,
2012 and 453,553 shares issued and outstanding at December 31, 2011	7,199,317	7,081,839
Retained deficit	(779,220)	(825,142)
Deferred directors' compensation	460,939	577,110
Accumulated other comprehensive loss	(259,703)	(224,492)
Total shareholders' equity	6,621,333	6,609,315
Total liabilities and shareholders' equity	$285,896,323	$292,079,824

FNBH Bancorp, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31	Three months ended March 31
	2012	2011
Interest and dividend income:
Interest and fees on loans	$2,686,766	$2,964,246
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	207,118	193,445
Obligations of states and political subdivisions	13,501	63,764
Other securities	5,556	5,715
Interest on short term investments	487	323
Total interest and dividend income	2,913,428	3,227,493
Interest expense	307,970	451,003
Net interest income	2,605,458	2,776,490
Provision for loan losses	450,000	799,998
Net interest income after provision for loan losses	2,155,458	1,976,492
Noninterest income:
Service charges and other fee income	692,843	627,006
Trust income	45,459	53,511
Other	204	31,402
Total noninterest income	738,506	711,919
Noninterest expense:
Salaries and employee benefits	1,241,794	1,212,190
Net occupancy expense	230,748	270,973
Equipment expense	93,370	78,922
Professional and service fees	390,548	350,552
Loan collection and foreclosed property expenses	119,366	152,524
Computer service fees	113,104	112,641
Amortization expense	56,595	59,952
FDIC assessment fees	250,924	325,167
Insurance	146,510	147,440
Printing and supplies	34,567	29,633
Director fees	20,188	19,187
Net loss on sale/writedown of OREO and repossessions	5,548	25,155
Other	144,780	126,833
Total noninterest expense	2,848,042	2,911,169
Income (loss) before federal income taxes	45,922	(222,758)
Federal income tax expense (benefit)	-	-
Net income (loss)	$45,922	$(222,758)
Per share statistics:
Basic and diluted EPS	$0.10	$(0.49)
Basic and diluted average shares outstanding	464,318	457,279